As filed with the Securities and Exchange Commission on August 3, 2017

File No. 000-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SEATTLE SPINCO, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-4013741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 Hanover Street Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(650) 687-5817
(Registrant’s telephone number, including area code)

Copies to:

Andrew R. Brownstein Benjamin M. Roth Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019	Rishi Varma Senior Vice President, Deputy General Counsel and Assistant Secretary Hewlett-Packard Enterprise Company 3000 Hanover Street Palo Alto, California 94304 (650) 687-5817	Julian Pritchard Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS United Kingdom

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be Registered

Class A Common Stock, par value $0.01 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SEATTLE SPINCO, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT/PROSPECTUS
AND ITEMS OF FORM 10

This Registration Statement on Form 10 (this “Registration Statement”) of Seattle SpinCo, Inc., a Delaware corporation (the “Registrant”), incorporates by reference information contained in the information statement/prospectus of Micro Focus International plc, which is filed herewith as Exhibit 99.1 and referred to herein as the “information statement/prospectus.” The cross-references below identify where the items required by Form 10 can be found in the information statement/prospectus. None of the information contained in the information statement/prospectus is incorporated by reference herein or shall be deemed to be a part hereof except to the extent such information is specifically incorporated by reference.

Item 1.	Business.

The information required by this item is contained under the sections “Summary,” “Risk Factors,” “Information on Micro Focus,” “Information on HPE Software,” “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of Micro Focus” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seattle” of the information statement/prospectus. Those sections are incorporated herein by reference.

Item 1A.	Risk Factors.

The information required by this item is contained under the section “Risk Factors” of the information statement/prospectus. That section is incorporated herein by reference.

Item 2.	Financial Information.

The information required by this item is contained under the sections “Summary Historical, Pro Forma and Supplemental Financial Data—Summary Historical Consolidated Financial Data of Micro Focus,” “Summary Historical, Pro Forma and Supplemental Financial Data—Summary Historical Combined Financial Data of Seattle,” “Summary Historical, Pro Forma and Supplemental Financial Data—Summary Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of Micro Focus” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seattle” of the information statement/prospectus. Those sections are incorporated herein by reference.

Item 3.	Properties.

The information required by this item is contained under the sections “Information on HPE Software—Properties” and “Information on Micro Focus—Properties” of the information statement/prospectus. Those sections are incorporated herein by reference.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section “Ownership of Micro Focus Shares” of the information statement/prospectus. That section is incorporated herein by reference.

Item 5.	Directors and Executive Officers.

The information required by this item is contained under the section “Board of Directors and Management of Micro Focus after the Merger” of the information statement/prospectus. That section is incorporated herein by reference.

Item 6.	Executive Compensation.

The information required by this item is contained under the sections “Board of Directors and Management of Micro Focus after the Merger—Compensation,” “Board of Directors and Management of Micro Focus after the Merger—Board Committees—Remuneration Committee” and “Board of Directors and Management of Micro Focus after the Merger—Micro Focus Group Share Plans” of the information statement/prospectus. These sections are incorporated herein by reference.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the section “Certain Relationships and Related Party Transactions” of the information statement/prospectus. That section is incorporated herein by reference.

Item 8.	Legal Proceedings.

The information required by this item is contained under the sections “Risk Factors” and “Information on HPE Software—Litigation, Proceedings and Investigations,” as well as in Note 14, “Litigation and Contingencies” of Seattle’s Audited Combined Financial Statements, Note 13, “Litigation and Contingencies” of Seattle’s Unaudited Condensed Combined Financial Statements and Note 37, “Contingent liabilities” of Micro Focus’ Audited Consolidated Financial Statements in the information statement/prospectus. Those sections are incorporated herein by reference.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections “Questions and Answers About the Transactions,” “Risk Factors,” “Summary Historical, Pro Forma and Supplemental Financial Data—Summary Historical Consolidated Financial Data of Micro Focus,” “Summary Historical, Pro Forma and Supplemental Financial Data—Summary Historical Combined Financial Data of Seattle,” “Summary Historical, Pro Forma and Supplemental Financial Data—Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Historical Per Share Data, Market Price and Dividend Policies” of the information statement/prospectus. Those sections are incorporated herein by reference.

Item 10.	Recent Sales of Unregistered Securities.

The information required by this item is contained under the section “Description of Seattle Capital Stock—Capital Stock of Seattle” of the information statement/prospectus. That section is incorporated herein by reference.

Item 11.	Description of Registrant’s Securities to Be Registered.

The information required by this item is contained under the sections “Description of Seattle Capital Stock,” “Description of Micro Focus Shares,” “Description of the Micro Focus American Depositary Shares” and “Comparison of Rights of Micro Focus Shareholders and Micro Focus ADS Holders and HPE Stockholders” of the information statement/prospectus. Those sections are incorporated herein by reference.

Item 12.	Indemnification of Directors and Officers.

The information required by this item is contained under the sections “Description of Seattle Capital Stock—Limitation of Liability of Directors; Indemnification of Directors,” “Comparison of Rights of Micro Focus Shareholders and Micro Focus ADS Holders and HPE Stockholders—Limitation of Director Liability” and “Comparison of Rights of Micro Focus Shareholders and Micro Focus ADS Holders and HPE Stockholders—Directors and Officers Indemnity” of the information statement/prospectus. Those sections are incorporated herein by reference.

Item 13.	Financial Statements and Supplementary Data.

The information required by this item is contained under the heading “Index to Financial Statements” (and the statements referenced thereon) beginning on page F–1 of the information statement/prospectus. Those sections are incorporated herein by reference.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The information required by this item is contained under the section “Change in Accountants” of the information statement/prospectus. That section is incorporated herein by reference.

Item 15.	Financial Statements and Exhibits.

(a) Financial Statements

The information required by this item is contained under the heading “Index to Financial Statements” (and the statements referenced thereon) beginning on page F–1 of the information statement/prospectus. Those sections are incorporated herein by reference.

(b) Exhibits

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description
2.1†
Agreement and Plan of Merger, dated September 7, 2016 entered into among Micro Focus International plc, Hewlett Packard Enterprise Company, Seattle MergerSub, Inc., Seattle Holdings Inc. and Seattle SpinCo, Inc. (incorporated by reference to Exhibit 2.1 of Hewlett Packard Enterprise Company’s Current Report on Form 8-K filed on September 7, 2016)

2.2†
Separation and Distribution Agreement, dated September 7, 2016 entered into between Hewlett Packard Enterprise Company and Seattle SpinCo, Inc. (incorporated by reference to Exhibit 2.2 of Hewlett Packard Enterprise Company’s Current Report on Form 8-K filed on September 7, 2016)

2.3†
Employee Matters Agreement, dated September 7, 2016 entered into among Micro Focus International plc, Hewlett Packard Enterprise Company and Seattle SpinCo, Inc. (incorporated by reference to Exhibit 2.3 of Hewlett Packard Enterprise Company’s Current Report on Form 8-K filed on September 7, 2016)

2.4*†	Form of Intellectual Property Matters Agreement to be entered into among Hewlett Packard Enterprise Company, Hewlett Packard Enterprise Development LP and Seattle SpinCo, Inc.
2.5*†	Form of Real Estate Matters Agreement to be entered into between Hewlett Packard Enterprise Company and Seattle SpinCo, Inc.
2.6*†	Form of Tax Matters Agreement to be entered into among Micro Focus International plc, Hewlett Packard Enterprise Company and Seattle SpinCo, Inc.
2.7*†	Form of Transition Services Agreement to be entered into between Hewlett Packard Enterprise Company and Seattle SpinCo, Inc.
3.1	Certificate of Incorporation of Seattle SpinCo, Inc.
3.2	Bylaws of Seattle SpinCo, Inc.
10.1	Credit Agreement, dated as of June 21, 2017, entered into among Seattle Escrow Borrower LLC, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
21.1	Subsidiaries of Seattle SpinCo, Inc.
99.1	Information Statement/Prospectus.
99.2	Form of Notice of Internet Availability of Information Statement Materials.
*	Incorporated by reference to the exhibit of the same number filed as an exhibit to the Micro Focus International plc Registration Statement on Form F-4, filed on August 3, 2017.
†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SEATTLE SPINCO, INC.

By:	/s/ Rishi Varma
Name: Rishi Varma
Title: President and Secretary

Date: August 3, 2017